Exhibit 10.21j

(Return on Invested Capital Metric)

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
FMC CORPORATION
2023 INCENTIVE STOCK PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made by and between FMC Corporation (the “Company”) and [NAME] (the “Participant”).
WHEREAS, the Company maintains the FMC Corporation 2023 Incentive Stock Plan (the “Plan”); and
WHEREAS, the Plan authorizes the grant of Restricted Stock Units; and
WHEREAS, the Company hereby grants this Award of Restricted Stock Units to the Participant, effective [MONTH] [DATE], [YEAR 1] (the “Grant Date”), on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.Grant of Restricted Stock Units.
(a)Pursuant to the Plan and as of the Grant Date, the Company hereby awards to the Participant a target number of [______] Restricted Stock Units, up to a maximum number of [______] Restricted Stock Units, on the terms and conditions set forth herein (collectively, the “Units”). The terms of the Plan, as it may be amended and continued, are incorporated herein by this reference and made a part of this Agreement and will control the rights and obligations of the Company and the Participant under this Agreement. Capitalized terms not otherwise defined herein will have the same meanings as in the Plan.
(b)Each Unit, once vested represents an unfunded, unsecured right of the Participant to receive one Share at a specified time. The Units will become vested, and Shares will be issued in respect of such Units, as set forth in this Agreement.
2.Determination of Units Vested.
(a)Subject to the Participant’s continued employment by the Company or any of its Affiliates through December 31, [YEAR 3] (the “Specified Date”), between 0%-200% of the Units shall become vested to the extent earned, in accordance with the table set forth below based on the Company’s return on invested capital (as defined in Exhibit A hereto, the “Return on Invested Capital”) during the three year period beginning on January 1, [YEAR 1] and ending on December 31, [YEAR 3] (the “Measurement Period”):

Level	Return on Invested Capital	Percentage of Units Earned
Below Threshold	[ ]	[ ]%
Threshold	[ ]	[ ]%
Target	[ ]	[ ]%
Maximum	[ ]	[ ]%
If the Company’s Return on Invested Capital is between the “Threshold” and “Target” or “Target” and “Maximum” levels set forth above, then the percentage of the Units earned will be ratably interpolated. If the Company’s Return on Invested Capital is below the [INSERT THRESHOLD] percentile, then no Units shall be earned. Any Units that are not earned as of the end of the Measurement Period will be forfeited immediately and automatically and the Participant will have no further rights with respect thereto.
(b)If a Change in Control occurs prior to the Specified Date, then (i) prior to the Change in Control, the Committee shall determine the number of earned Units with respect to the Measurement Period based on the greater of (A) the target (i.e., 100%) performance level and (B) the actual level of achievement through the Change in Control (or other reasonably proximate date selected by the Committee based on the availability of relevant data), and (ii) from and after the Change in Control, the Return on Invested Capital related adjustments described this Agreement shall no longer apply to the Units. Such earned Units shall remain subject to the service-based vesting requirements described in this Agreement.
(c)In the event the Participant’s employment terminates by reason of (i) Disability, (ii) death, (iii) Non-Approved Retirement (as defined below), or (iv) by the Company without Cause (other than within two years following a Change in Control), then (A) the extent to which the Units are earned (except as otherwise provided by Section 2(b)) shall be determined as if the Participant had continued in active service to the Company through the Specified Date and (B) the extent to which the Units become vested shall be determined as if the Participant had continued in active service to the Company through the Specified Date, but shall be prorated based on the number of days the Participant was employed by the Company during the Measurement Period.
(d)In the event the Participant’s employment terminates by reason of Approved Retirement (as defined below), then the extent to which the Units are vested and earned (except as otherwise provided by Section 2(b)) shall be determined as if the Participant had continued in active service to the Company through the Specified Date.
(e)In the event the Participant’s employment terminates within two years following a Change in Control due to either (i) a termination by the Company without Cause or (ii) a resignation by the Participant with Good Reason, then the earned Units determined in accordance with Section 2(b) shall become vestedand Shares will be distributed in respect thereof in accordance with Section 4(a)(ii) below. For avoidance of doubt, this section will not apply if the Participant has satisfied the conditions for Approved Retirement or Non-Approved Retirement as of the date of the Participant’s termination (in that case, Section 2(c)(iii) or 2(d) will apply, as applicable).

(f)The application of Sections 2(c)(iii), 2(c)(iv), 2(d) and 2(e) is in each case conditioned on (i) the Participant’s execution and delivery to the Company of a general release of claims against the Company and its affiliates in a form prescribed by the Company, and (ii) such release becoming irrevocable within 60 days following the cessation of the Participant’s employment or such shorter period specified by the Company. For avoidance of doubt, if this release requirement is not timely satisfied, all the Units will be forfeited as of the effective date of the cessation of the Participant’s employment and the Participant will have no further rights with respect thereto.
(g)Upon a cessation of the Participant’s employment with the Company or any of its Affiliates, all Units that do not specifically vest pursuant to Section 2(c), 2(d) or 2(e) will then be forfeited immediately and automatically and the Participant will have no further rights with respect thereto.
(h)Solely for purposes of this Agreement, (x) employment with the Company will be deemed to include employment with an Affiliate, but only during the period of such affiliation, and (y) the Participant will be deemed to be in “continued employment” or “continuous employment” during temporary absences from active employment due to vacation or sick leave taken in accordance with Company policies or other approved leaves of absence.
(i)Notwithstanding anything else herein to the contrary, if the Participant’s employment is terminated by the Company for Cause (or if the Participant resigns at a time that a Cause basis for termination exists), then the Participant will forfeit immediately and automatically all Units (whether or not otherwise earned) and will have no further rights hereunder.
3.Definitions.
(a)"Approved Retirement" means the cessation of the Participant’s employment after June 30, [YEAR 1] and after the Participant has (i) both attained age 62 and completed 10 years of service with the Company or its Affiliates or (ii) attained age 65, provided that the Participant has commenced succession planning with the Company’s chief human resources executive (in accordance with procedures established by the Company) at least six months before the effective date of the Participant’s cessation of employment.
(b)“Non-Approved Retirement” means the cessation of the Participant’s employment after the Participant has (i) both attained age 62 and completed 10 years of service with the Company or its Affiliates or (ii) attained age 65, other than an Approved Retirement.
4.Timing of Issuance.
(a)Subject to Section 4(b), Shares will be issued in respect of all earned Units (including any additional Units credited under Section 8(b)) as soon as practicable (and in any event within 70 days following) the earliest to occur (the “Payment Date”) ofSubject to Section 4(b), Shares will be issued in respect of all vested Units as soon as practicable (and in any event within 70 days following) the earliest to occur of:
(i)the Specified Date;
(ii)the Participant’s separation from service (as that term is defined in Treas. Reg. § 1.409A-1(h)) that occurs within two years following a Change in Control that constitutes a change in the ownership or effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company, within the meaning of Treas. Reg. § 1.409A-3(i)(5)); or

(iii)the Company’s termination of this arrangement in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix).
(b)Notwithstanding anything herein to the contrary:
(i)to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(vi), the issuance of Shares in respect of a number of earned Units may be accelerated to the date that employment taxes become payable with respect to this Award. Such number of Units will be equal to the reasonably estimated amount of employment taxes then required to be withheld and remitted, divided by the then current fair market value of the Shares;
(ii)to the extent the requirements of Treas. Reg. § 1.409A-2(b)(7)(ii) are met, the issuance of Shares hereunder will be delayed to the extent the Company reasonably anticipates that the issuance will violate Federal securities laws or other applicable laws; and
(iii)to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A of the Code, Shares that are otherwise issuable upon the Participant’s “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)) will be deferred (without interest) and issued to the Participant immediately following that six month period.
(c)Fractional Shares will be rounded up to the next whole Share.
5.Non-Transferability. The Units are subject to restrictions on transfer as set forth in Section 18 of the Plan.
6.Rights Upon Death. In the event of the death of the Participant, any distributions hereunder will be made to the Participant’s estate. Notwithstanding the foregoing, if permitted by the Committee in its discretion, the Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or trust) to receive distributions hereunder in the event of the Participant’s death. If the Committee permits beneficiary designations, but the Participant does not designate a beneficiary, the designated beneficiary does not survive the Participant or the beneficiary designation is invalid or defective, then distributions hereunder will be made to the Participant’s estate.
7.Company Policies. The Participant acknowledges that this Award is subject to the clawback provisions set forth in Section 20 of the Plan. In addition, in consideration for the grant of this Award, the Participant agrees to be subject to any additional policies of the Company or its Affiliates covering the Participant regarding clawbacks, securities trading, and hedging or pledging of securities that may be in effect from time to time, whether adopted before or after the Grant Date, or as may otherwise be required by applicable law, regulation or exchange listing standard. The Participant understands that the Participant is hereby bound by each such policy in its entirety, and that such policies are not limited in their application to this Award, or equity or cash received in connection with this Award.
8.Stockholder Rights.
(a)In General. The Participant will not have any stockholder rights or privileges, other than dividend equivalent rights as set forth below, with respect to the Shares subject to Units until such Shares are actually issued and registered in the Participant’s name in the Company’s books and records.

(b)Dividend Equivalent Credits. The Participant shall be credited with an additional number of earned Units as of the Payment Date determined as the quotient of “y” divided by “z” where “y” equals the aggregate amount of any cash dividends paid with respect to Shares during the period of time beginning on the first day of the Measurement Period and ending on the Payment Date with respect to a number of Shares equal to the number of Units earned under Section 2, and “z” equals the closing price per Share on the Payment Date, rounded to the nearest whole Share.
9.No Limitation on Rights of the Company. The granting of Units will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
10.No Right to Continued Employment. Nothing in this Agreement or in the Plan will confer on the Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or Affiliate employing or retaining the Participant) to terminate the Participant’s employment at any time for any reason, with or without Cause.
11.Tax Matters.
(a)In accordance with Section 19 of the Plan, the obligations of the Company hereunder are conditioned on the Participant satisfying required tax withholding obligations in a method authorized by the Committee.
(b)The Participant has had the opportunity to review with the Participant’s own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
12.Section 409A. This Award is intended to be exempt from or compliant with Section 409A of the Code and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of this Award.
13.Notices.
(a)Any notice required to be given or delivered to the Company under the terms of this Agreement must be given in writing and addressed, if to the Company, to its principal executive office to the attention of its General Counsel, and, if to the Participant, to the address on file with the Company, or to such other address as the Participant may designate in writing in accordance with this paragraph. Except as otherwise provided below in Section 13(b), any notice will be deemed to be duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five (5) days after the date of mailing by registered or certified mail

(b)The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, periodic reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site or the website of a vendor designated by the Company. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company
14.Administration. By entering into this Agreement, the Participant agrees and acknowledges that (a) the Company has provided or made available to the Participant a copy of the Plan, (b) the Participant has read the Plan, (c) all Units are subject to the Plan and (d) pursuant to the Plan, the Committee is authorized to interpret the Plan and awards issued thereunder, and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan or this Agreement.
15.Acknowledgement of Non-Reliance. Except for those representations and warranties expressly set forth in this Agreement, the Participant hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements.
16.Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof. This Agreement may only be amended by a writing signed by each of the parties hereto, provided that the Company may amend this Agreement without the Participant’s consent, if the amendment does not materially impair the Participant’s rights hereunder.
17.Governing Law. This Agreement, the interpretation and enforcement thereof and all claims arising out of or relating to this Agreement or the transactions contemplated by this Agreement, whether sounding in tort, contract or otherwise, will be governed solely and exclusively by, and construed in accordance with, the laws and judicial decisions of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws and judicial decisions of any jurisdiction other than the State of Delaware.
18.Forum Selection. All actions and proceedings arising out of or relating to this Agreement, or the transactions contemplated by this Agreement, will be heard and determined solely and exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery will decline to accept jurisdiction over a particular matter, in which case, exclusively in any state or federal court within the State of Delaware).
19.Waiver of Jury Trial. Each party hereby waives its right to a jury trial of any and all claims or cause of actions based upon or arising out of this Agreement, or the transactions contemplated by this Agreement. Each party hereby acknowledges and agrees that the waiver contained in this Section 19 is made knowingly and voluntarily

20.Data Privacy. By signing this Agreement, the Participant hereby acknowledges and agrees to the Company’s transfer of certain personal data of such Participant to the Company’s agents for purposes of implementing, performing or administering the Plan, this Award or any related benefit. The Participant expressly gives the Participant’s consent to the Company to process such personal data.
21.Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.
22.Further Assurances. The Participant agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company to implement the provisions and purposes of this Agreement and the Plan.
23.Discretionary Nature. The Participant acknowledges and agrees that the grant of the Units is discretionary, and any future awards will be made in the Committee’s discretion.
24.Counterparts; Electronic Delivery. This Agreement may be executed, including by electronic means, in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company’s duly authorized representative and the Participant have each executed this Agreement on the respective date below indicated.

FMC CORPORATION

By:
Title:
Date:

PARTICIPANT

Signature:
Address:
Date: